FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE (this "Agreement"), made as of the 1st day of July, 2008, by and between RECHLER EQUITY B-1 LLC, a Delaware limited liability company having an office at c/o Rechler equity Partners, 225 Broadhollow Road, Melville, New York 11747 (hereinafter called "Landlord"), and NU HORIZONS ELECTRONICS CORP., a Delaware corporation, having an office at 70 Maxess Road, Melville, New York 11747 (hereinafter called "Tenant").

RECITALS

WHEREAS, Reckson Operating Partnership, L.P., predecessor-in-interest to Landlord, and Tenant, have entered into an Agreement of Lease dated as of July 11, 1996 (the "Original Lease") for the lease of the real property, improvements and building located at 70 Maxess Road, Melville, New York (the "Original Premises"); and

WHEREAS, Landlord and Tenant desire to amend the Lease so as to, among other things, provide for (a) the surrender by Tenant and acceptance by Landlord of (i) the entire exterior portion of the Original Premises and all improvements other than the Building, and (ii) the 36,540 square foot portion of the Building shown on Exhibit 1 annexed hereto (collectively, the "Surrender Premises"); such Surrender Premises being shown as cross-hatched on the Rental Plan annexed hereto as Exhibit "1", and (b) the extension of the term of the Lease, with respect to the balance of the Original Premises (the "Remaining Premises"), which the parties hereby stipulate and agree consists of 44,241 square feet of space, to and including February 28, 2019 (the "Extended Expiration Date").

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2 Unless expressly set forth to the contrary and except as modified by this Agreement, all capitalized or defined terms shall have the meanings ascribed to them in the Lease.

ARTICLE II
Surrender of the Surrender Premises

2.1 Tenant hereby surrenders to Landlord, as of December 31, 2008 (the "Surrender Date"), the Lease and the term and the estate thereby granted, as it relates to the Surrender Premises only, to the extent and purpose that the estate of Tenant in and to the Surrender Premises shall be wholly extinguished, and that the term of the Lease, as it relates to the Surrender Premises only, shall expire as of such date in the manner and with the same effect as if that were the date therein set for the expiration of the term of the Lease. If Tenant has not already done so, Tenant shall, on or before the Surrender Date, completely vacate and surrender the Surrender Premises in broom clean condition in accordance with all of the applicable provisions of the Lease. Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall not have any obligation to remove or restore any improvements or alterations made by Tenant in the Surrender Premises during the Term of the Lease or in connection with Tenant's Work. The parties hereby agree that Tenant may elect to surrender physical possession of the Surrender Premises to Landlord prior to the Surrender Date in order to expedite the performance of the Demising Work (as hereinafter defined). Notwithstanding such an early surrender of physical possession, Tenant shall continue to be liable for the payment of all items of Rent and additional rent due through and including the Surrender Date.

2.2 Tenant hereby represents, warrants and covenants that (a) nothing has been done or suffered whereby the Lease or the term or the estate thereby granted have been encumbered in any way whatsoever; (b) Tenant owns the leasehold interest of "Tenant" under the Lease and has good right to surrender the same as it relates to the Surrender Premises; and (c) no one other than Tenant has acquired, through or under Tenant, any right, title or interest in or to the Lease (as it relates to the Surrender Premises) or the term or estate thereby granted or in or to the Surrender Premises.

2.3 Subject to the terms and conditions hereof, and except for such obligations which would have otherwise survived the expiration or termination of the Lease, Landlord and Tenant, effective as of the Surrender Date, do hereby mutually release each other, their respective heirs, personal representatives, successors and assigns of and from all claims, demands, actions and causes of actions of every kind and nature whatsoever arising out of the Lease, with respect to the Surrender Premises only. Notwithstanding the foregoing, nothing contained herein shall be construed as to relieve Tenant of its obligation to pay any item of Rent or additional rent becoming due and owing under the Lease prior to January 1, 2009.

ARTICLE III
Lease Modifications

The Lease is hereby modified and amended as follows:

3.1 Space. Effective as of the January 1, 2009, the preamble of the Lease is hereby modified and amended to reflect that all references in the Lease to the term "Demised Premises" or "Premises" shall mean and refer to the Remaining Premises.

3.2 Term. Effective as of the date hereof, Article 1 of the Lease is hereby modified and amended to reflect that the term of the Lease, as it relates to the Remaining Premises only, is hereby extended to and including the Extended Expiration Date. With respect to the Remaining Premises only, all references to "Expiration Date" set forth in the Lease shall mean and refer to the Extended Expiration Date.

3.3 Rent. Effective as of the date hereof, Article 3(a) of the Lease is hereby modified and amended to reflect that Rent shall be payable as follows:

(A) From the date hereof to and including December 31, 2008, Rent shall be payable in accordance with the provisions of Article 3(a) of the Lease.

(B) From January 1, 2009 to and including the Extended Expiration Date, Rent shall be payable as follows:

From January 1, 2009 to and including December 31, 2009, Rent shall be $840,579.00, payable in monthly installments of $70,048.25.

From January 1, 2010 to and including December 31, 2010, Rent shall be $869,999.28, payable in monthly installments of $72,499.94.

From January 1, 2011 to and including December 31, 2011, Rent shall be $900,449.28, payable in monthly installments of $75,037.44.

From January 1, 2012 to and including December 31, 2012, Rent shall be $931,965.00, payable in monthly installments of $77,663.75.

From January 1, 2013 to and including December 31, 2013, Rent shall be $964,583.76, payable in monthly installments of $80,381.98.

From January 1, 2014 to and including December 31, 2014, Rent shall be $998,344.20, payable in monthly installments of $83,195.35.

From January 1, 2015 to and including December 31, 2015, Rent shall be $1,033,286.16, payable in monthly installments of $86,107.18.

From January 1, 2016 to and including December 31, 2016, Rent shall be $1,069,451.28, payable in monthly installments of $89,120.94.

From January 1, 2017 to and including December 31, 2017, Rent shall be $1,106,882.04, payable in monthly installments of $92,240.17.

From January 1, 2018 to and including December 31, 2018, Rent shall be $1,145,622.84, payable in monthly installments of $95,468.57.

From January 1, 2019 to and including February 28, 2019, Rent shall be $197,619.94, payable in monthly installments of $98,809.97.

(C) Notwithstanding the foregoing, provided Tenant is not in default beyond the applicable notice and cure period set forth in the Lease, if applicable, under any of the terms or provisions of the Lease, Tenant shall receive a Rent credit in the total amount of $140,096.50 to be applied in two (2) equal monthly installments of $70,048.25 toward the Rent payable during each of the calendar months of January, 2009 and February, 2009.

3.4 Use. Effective as of the date hereof, Article 4(a) of the Lease is hereby modified and amended by inserting the following as a new sentence after the first sentence thereof:

Landlord shall not unreasonably withhold its consent to a request by Tenant to use the Demised Premises (or a portion thereof) for a lawful use other than purposes permitted above. Without limiting the generality of the foregoing, Landlord shall be deemed to be acting reasonably where it withholds its consent to any use which (i) involves the generation, storage, transport or processing of Hazardous Materials (other than as ancillary to another permitted use), (ii) would require the issuance of a variance or require a change in the zoning classification of the Real Property, or (iii) would (in Landlord=s determination) tend to diminish the value of the Building or the Real Property or damage the reputation of Landlord. Tenant shall be solely responsible, at its cost and expense, for obtaining any required permits with respect to any such proposed use.

3.5 Taxes. Effective as of January 1, 2009, Article 5 of the Lease is hereby modified and amended as follows:

(A) Article 5(b) of the Lease is hereby modified and amended by inserting "Tenant's Proportionate Share of" after the word "Landlord" in the second line thereof; and

(B) Article 5(f) of the Lease is hereby modified and amended by inserting "Tenant's Proportionate Share of" after the words "Tenant for" in the thirty-first (31st) line thereof.

(C) The term "Tenant's Proportionate Share", as used herein and the Lease, shall mean and refer to 54.76%.

3.6 Landlord's Work. (A) Tenant hereby accepts the Remaining Premises in its current "as is" condition and agrees that Landlord shall not be obligated to perform any work, make any installation or incur any expense in order to prepare same for Tenant's continued occupancy, except that Landlord shall, at Landlord's sole cost and expense, (i) repair the roof and drains, (ii) repair, seal and stripe the parking area, (iii) repair (or, if necessary, replace) one pair of glass doors at the main entrance to the Remaining Premises, and (iv) following the issuance of the Approvals (as hereinafter defined), perform the demising work set forth on Exhibit 1 annexed hereto separating the Remaining Premises from the Surrender Premises (the "Demising Work" and collectively with the work set forth in clauses (i) and (ii) above, the "Landlord's Work"). Before the Demising Work shall be performed Tenant shall be responsible for moving its furniture, equipment and inventory in the Original Premises (at Tenant's sole cost and expense) in order to permit Landlord to perform Landlord's Work. Tenant hereby acknowledges that Landlord's Work shall be performed while Tenant is occupying the Original Premises. Landlord shall use commercially reasonable efforts to minimize the interference caused to Tenant's business in performing the Demising Work (it being agreed, however, that such commercially reasonable efforts shall not require Landlord to incur overtime labor expenses unless Tenant agrees to pay for same). Tenant hereby acknowledges and agrees that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant's business or use of the Original Premises during the performance of Landlord's Work unless same is due to Landlord's negligence or willful misconduct. Tenant and its employees, invitees, agents and contractors may use the Original Premises during the performance of Landlord's Work at their own risk, and Landlord shall not be responsible for injury or damage to property occasioned by the performance of Landlord's Work unless same is due to Landlord's negligence or willful misconduct. The parties hereby acknowledge and agree that certain aspects of the Demising Work, the performance of which do not interfere with Tenant's use and occupancy of the Original Premises and/or Surrender Premises may be performed prior to the date Tenant surrenders possession of the Surrender Premises. In the event that such work entails the separation of utility services into multiple meters, Tenant shall pay for such utility services as measured by all such meters until the Surrender Date. Landlord shall use commercially reasonable efforts to substantially complete Landlord's Work within eight (8) weeks following the later to occur of (a) Tenant's surrender of the Surrender Premises or (b) the issuance of the Amended Building Permit (as hereinafter defined). Notwithstanding anything contained to the contrary herein, in the event Landlord shall fail to substantially complete the Demising Work by the date that is twelve (12) weeks following the date of issuance of the Amended Building Permit (the "Rent Penalty Deadline"), and provided that such failure is not attributable to delays beyond the reasonable control of Landlord or tenant delay, then Tenant shall be entitled to a credit to be applied against the Rent due and payable hereunder, commencing with the first full calendar month of the first Lease Year. In such event, the aforementioned credit against Rent shall be calculated as follows: $704.87, multiplied by the number of days following the Rent Penalty Deadline expiring prior to the substantial completion of the Demising Work.

(B) Following the performance of Landlord's Work, Tenant shall have the right to perform certain tenant improvement work ("Tenant's Work") to the Remaining Premises subject to Landlord's reasonable prior consent (to the extent required under the provisions of Article 9 of the Lease) and in strict accordance with the provisions of Article 9 of the Lease. Notwithstanding the foregoing, the provisions of the eighth sentence of Article 9 governing the delivery of a bond and the provisions of the tenth sentence of Article 9 governing the supervisory fee shall not apply with respect to Tenant's Work. Prior to the performance of Tenant's Work, Tenant shall cause its licensed and registered architect to prepare a complete and fully-detailed set of construction drawings, setting forth all architectural specifications and all mechanical, electrical and plumbing specifications for the Tenant's Work (the "Tenant's Plans"). Tenant's Plans shall be (i) compatible with the base Building plans and systems, (ii) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction thereover, and (iii) of a form and content sufficient to enable the Amended Building Permit (as hereinafter defined) to be issued.

(C) The parties hereby acknowledge and agree that Tenant desires to use that certain portion of the Remaining Premises now being used for warehouse use for office use which area is shown on Exhibit 1 as the "New Office Area"). Within fifteen (15) days following the full execution and delivery of this Agreement, Landlord shall prepare and file an application for a building permit (the "Initial Building Permit") for the performance of the Demising Work and the construction of a fully finished but generic office plan in the New Office Area (the "Generic Plan") and occupancy of the New Office Area of office purposes. The Generic Plan shall be (i) compatible with the base Building plans and systems, (ii) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction thereover, and (iii) of a form and content sufficient to enable the Initial Building Permit to be issued. Landlord shall not, in any event, be obligated to perform the work set forth in the Generic Plan (other than the Demising Work, which shall remain Landlord's responsibility). Landlord shall use good faith efforts to obtain the Initial Building Permit. Following the issuance of the Initial Building Permit, Tenant shall have the right to file an amendment to the Initial Building Permit to incorporate Tenant's Plan and obtain an amended to the Initial Building Permit (the "Amended Building Permit"). Landlord shall cooperate with Tenant in executing any forms or other municipal documents required to allow Tenant to obtain the Amended Building Permit.

(D) A "Permit Denial Event" shall mean the denial of the Initial Building Permit. In addition, if the Amended Building Permit is denied prior to January 1, 2009 for reasons other than a deficiency in Tenant's Plans (meaning, such plans are not in accordance with the new York State Building Code or any other applicable law, code, order, rule or regulation of any municipality or governmental agency or authority having jurisdiction over the Building, herein referred to as "Deficient Plans"), such denial shall be deemed to be a Permit Denial Event. Notwithstanding the foregoing Tenant's Plans shall not be deemed to be Deficient Plans if the subject non-compliance results from a feature or condition of the Building or Real Property which prevents the use of the New Office Area for office use). In the event that the Initial Building Permit has not been issued or denied by January 1, 2009, the Initial Building Permit

shall be deemed to have been denied for the purposes of this Section 3.6(D). In addition, provided that Tenant files a complete application for the Amended Building Permit on or before August 28, 2008 or the date which is fifteen (15) days after the issuance of the Initial Building Permit, the denial of the Amended Building Permit application for reasons other than Deficient Plans, shall be deemed to be a Permit Denial Event. If a Permit Denial Event shall occur, Landlord shall notify Tenant within ten (10) business days thereafter whether or not it will undertake to resolve the conditions causing the Permit Denial Event ("Landlord's Permit Denial Notice"). If Landlord does not deliver a Landlord's Permit Denial Notice on or before December 31, 2008, Landlord shall be deemed to have elected not to undertake to resolve the conditions causing the Permit Denial Event. Such election shall be in Landlord's sole and absolute discretion. In the event that Landlord does not elect to resolve the conditions causing the Permit Denial Event (whether by notice to Tenant or by failing to deliver a timely Landlord's Permit Denial Notice), the provisions of Section 2.6(E) shall apply. In the event that Landlord elects to resolve of the conditions causing the Permit Denial Event, Tenant shall have the right upon written notice to Landlord ("Tenant's Permit Denial Notice") to either (i) terminate this Agreement (in which event the provisions of Section 3.6(E) shall apply, or (ii) retain the New Office Area (in which event, the provisions of Section 3.6(F) shall apply. If Tenant does not deliver a Tenant's Permit Denial Notice within ten (10) business days of Landlord's Permit Denial Notice, Tenant shall be deemed to have elected to terminate this Agreement and the provisions of Section 3.6(E) shall apply.

(E) If Landlord fails to deliver a Landlord's Permit Denial Notice or elects not to resolve the conditions underlying a Permit Denial Event, or Tenant elects, following Landlord's Permit Denial Notice, to terminate this Agreement, the provisions of this First Amendment to Lease shall be deemed null and void and of no force and effect and the Original Lease shall continue as if same were never modified, except that (a) the New Office Area shall be deemed incorporated into the Surrender Premises and Tenant shall surrender the Surrender Premises (including the New Office Area) on or before the Surrender Date in accordance with, and subject to, the provisions of Article 2 hereof, (b) the Term of the Lease shall be extended to and including June 30, 2009 (the "Short Term Extension Expiration Date"), (c) Tenant shall pay Rent in the monthly amount of $48,608.33, (d) Tenant's repair and additional rent items shall be governed by Sections 3.5, 3.7 and 3.11 hereof (and, to the extent not in conflict with the aforementioned sections or the provisions of the Lease), except that Tenant's Proportionate Share shall being deemed to be 37.72%, the CAM Base shall be deemed to be $1,381.50 and the Base Insurance Charge shall be deemed to be $537.25, (d) Landlord shall separate the electric and gas meters so that the Remaining Premises are served by separate meters and Tenant shall continue to provide and pay for all utilities with respect to the Remaining Premises, and (e) Landlord shall lock any doors leading from the Remaining Premises to the Surrender Premises and, with respect to any doorways which do not currently have doors, close up any such doorways (or at Landlord's sole option, building a new partition wall). Notwithstanding the foregoing, Tenant shall have the one-time right, upon written notice given to Landlord at least one (1) month prior to the Short Term Extension Expiration Date, to extend the Term of the Lease (pursuant to the provisions of this Section 3.6(E)) for a period of three (3) full calendar months. In the event that Tenant fails to surrender the Surrender Premises (including the New Office Area) on or

before the Surrender Date, and/or fails to surrender the Remaining Premises on or before the Short Term Extension Expiration Date (as same may be extended, as expressly provided hereinabove), Tenant's holding over in such premises shall be subject to the provisions of Article 25 hereof.

(F) If Tenant elects to retain the New Office Area following Landlord's Permit Denial Notice agreeing to resolve the underlying conditions causing the Permit Denial Event, then the New Office Area shall remain part of the Remaining Premises as set forth herein, except that Tenant shall receive a Rent credit in the amount of $704.87 for each day from January 1, 2009 until the substantial completion of the Demising Work (following the issuance of the Initial Building Permit. The credit set forth in this Section 3.6(F) shall be in lieu of the credit set forth in Section 3.6(A).

(G) In the event that both the Initial Building Permit and the Amended Building Permit are issued and at a later date, the applicable municipality having jurisdiction over the Demised Premises determines that the permits should not have been issued and revokes same, Landlord shall use commercially reasonable efforts to take such action as may be required to legalize Tenant's use of the New Office Area for office purposes. At a minimum, such commercially reasonable efforts shall obligate Landlord to address any concerns that the municipality or county have regarding the capacity of the existing sanitary system by either (a) installing greater capacity or (b) by resolving such concerns in another manner (which doesn't impair Tenant's use of the Property (e.g., but the purchasing of pine barren credits or such other applicable governmental program).

3.7 Repairs & Maintenance. Effective as of January 1, 2009, Article 8(a) of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

> 8.(a) Subject to the provisions of Article 13 of this Lease, during the term of this lease, Landlord shall make all structural repairs to the Premises, except those which shall have been occasioned by the acts of omission or commission of Tenant, its agents, employees or invitees, which repairs Landlord shall make at Tenant's sole cost and expense. Structural repairs are hereby defined to be repairs to the roof, roof supports, the bearing walls, foundation and the structural steel. Except for Landlord's obligations specifically set forth in this Article, Tenant shall, at its own cost and expense, keep the Premises in good condition, repair and appearance at all times throughout the term of this lease including, without limitation, (i) maintenance and repair of the electrical, plumbing, and all other mechanical systems (other than the sprinkler life safety systems and the heating, ventilating and air conditioning systems) located within, or exclusively servicing the Demised Premises (the "Building Systems"); (ii) regularly-scheduled cleaning and maintenance of the interior of the Demised Premises; (iii) the maintenance, repair and replacement of all windows, doors and plate glass. Notwithstanding the foregoing, Landlord shall be responsible for the maintenance, repair and replacement (if necessary) of the sprinkler life safety systems and the replacement

(if necessary) of the Building Systems and the heating ventilating and air conditioning systems servicing the Remaining Premises (unless necessitated as a result of the negligence or intentional misconduct of Tenant, its agents, employees, subtenants, contractors and/or licensees, or by the misuse of the subject systems by Tenant or which are necessitated in connection with an Alteration performed by or on the behalf of Tenant, in all of which cases Tenant shall be responsible for the cost of such maintenance, repair and replacement). In addition, Landlord shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with a responsible company doing business in Suffolk County a service, repair and maintenance contract with respect to the heating, ventilating and air conditioning systems servicing the Demised Premises. Landlord shall maintain the common areas of the Real Property and Building in a manner comparable to the condition of other similar properties in Melville, New York. In addition, Tenant agrees to pay, upon Landlord's demand therefor, as additional rent, an amount equal to Tenant's Proportionate Share of "Landlord's Cost" of maintenance and repair of the Building and the landscaped, parking and other common areas thereof except for Landlord's obligations with respect to the heating, ventilating and air conditioning systems. The term "Landlord's Cost", as used herein, shall be deemed to include the cost of: gardening, landscaping, planting, replanting and replacement of flowers, shrubbery, trees and grass, striping, including, without limitation, electricity and maintenance and replacement of fixtures and bulbs, with respect to the parking areas, providing sprinkler fireline systems and sprinkler supervisory service, repair of paving, curbs and walkways, repair and cleaning of drainage facilities, trash, rubbish and garbage removal, snow and ice removal, exterior lighting, maintenance repair and replacement of the sanitary system, maintenance, repair and replacement of the roof, rental of machinery and equipment, cost of personnel to implement all of the foregoing, security and security guard service, if any, and other similar costs of the type incurred in the operation of comparable properties plus Landlord's administrative fee of eight (8%) percent on any amounts exceeding the Base CAM Charge. Landlord and Tenant stipulate and agree that Tenant's Proportionate Share of Landlord's Cost shall be initially $1,990.85 per month (the "Base CAM Charge"). Tenant shall pay, as additional rent, the Base CAM Charge for each calendar month during the term simultaneously with the payment of Rent with respect to the subject month. In the event that Tenant's Proportionate Share of Landlord's Cost increases over the Base CAM Charge at any time during the term of this lease, Landlord shall have the right to bill such increase to Tenant monthly or otherwise (but in no event shall Landlord have the right to bill increases higher than five (5%) in any one Lease Year unless such increase results from costs associated with snow and/or ice.

Notwithstanding the foregoing, Landlord's Cost shall exclude: (a) costs and expenses which, under Generally Accepted Accounting Principles, consistently applied, would be deemed capital in nature, (b) any expenses incurred

for labor, materials or services that are not directly employed or used in maintaining the Building and Real Property and (v) any expense for which Landlord is reimbursed by other parties, and (d) any expenses incurred as a result of Landlord's negligence or breach of its obligations under this Lease, and (e) any improvements, repairs or alterations to other rentable area in the Building.

Tenant shall have the right to audit the amount of any increase in Landlord's Cost charged by Landlord over the Base CAM Charge (it being acknowledged and agreed that the Base CAM Charge shall not be subject to audit or contest), provided such audit is performed in accordance with each of the following requirements: (w) Tenant shall have made timely payment of such increase; (x) Tenant has delivered written objection to Landlord as to the amount of the subject increase (and of Tenant's intent to exercise its audit right hereunder) within thirty (30) days of Tenant having received the subject invoice; (y) such audit shall be performed by a reputable firm of certified public accountants engaged by Tenant on a fee-paid basis (as opposed to a contingency fee basis); (z) the accounting firm engaged by Tenant must execute and deliver to Landlord an undertaking, whereby such accounting firm (1) covenants not to disclose to any person or entity (other than Tenant) any information received by or made available to such accounting firm in connection with the audit and (2) agrees not to solicit or accept engagement by other tenants of the Building for the purpose of performing an audit on their behalf; (3) such audit is performed during regular business hours, upon prior appointment with Landlord and at Landlord's record-keeping office; (4) while Tenant's auditor shall be permitted to review the applicable books and records at Landlord's record-keeping office, no copies may be made, nor may any such books or records be removed from such record-keeping office; and (5) such audit is completed within one hundred eighty (180) days following Tenant having received the subject invoice. Upon presentment by Tenant of written documentation (in form and substance reasonably acceptable to Landlord) of an overcharge by Landlord in any invoice for increases over the Base CAM Charge, Landlord shall promptly make all proper adjustments in the form of a credit or reimbursement to Tenant. In the event such audit by Tenant shall reveal that there was an overcharge by Landlord in an amount that exceeds five (5%) percent of the subject increase, Landlord shall also reimburse Tenant for the actual and reasonable costs incurred by Tenant in performing such audit, to a maximum of $2,500.00. Tenant shall be provided reasonable access to the common areas of the Real Property.

3.8 Tenant's Alteration. Effective as of January 1, 2009, Article 9 of the Lease is hereby modified and amended by:

(A) deleting the number "$7,500.00" in the second sentence and inserting "$25,000.00" in lieu thereof, and

(B) deleting the number "$100,000.00" in the second sentence and inserting "$125,000.00" in lieu thereof.

3.9 Utilities. Effective as of January 1, 2009, Article 10 of the Lease is hereby modified and amended as follows:

(A) The word "water" is hereby deleted in the second line of Article 10(a); and

(B) The following is hereby inserted as a new Article 10(c) of the Lease:

(c) The parties hereby acknowledge and agree that the Premises are not separately metered for water. In addition to the additional rent payable under Article 8 hereof, Tenant shall pay to Landlord, as additional rent, within thirty (30) days of Landlord's invoice therefor, Tenant's Proportionate Share of Landlord's cost for water consumed at the Building and/or Real Property, and for sewer charges, if any, assessed or imposed against the Building and/or Real Property. Tenant shall not use water for other than normal lavatory purposes.

3.10 Requirements of Law, Sprinklers. Effective as of January 1, 2009, Article 11(b) is hereby modified and amended by deleting the last sentence of Article 11(b) in its entirety and inserting the following in lieu thereof:

Landlord shall throughout the term of this lease, maintain, with a responsible company doing business in Suffolk County, a contract for sprinkler supervisory service. In addition to the additional rent payable under Article 8 hereof, Tenant shall pay to Landlord, as additional rent, within five (5) days of Landlord's invoice therefor, Tenant's Proportionate Share of Landlord's cost for maintaining such contract.

3.11 Insurance. Effective as of January 1, 2009, Article 12 of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

12. (a) Tenant shall obtain and keep in full force and effect during the Term, at its own cost and expense, (i) Commercial General Liability Insurance, on an occurrence basis, such insurance to afford protection in an amount of not less than One Million ($1,000,000) Dollars coverage for bodily injury, death and property damage arising out of any one occurrence and Two Million ($2,000,000) Dollars in the aggregate (such limit to apply on a "per location basis"), protecting Tenant as the insured and Landlord and its construction affiliate and management company, as well as any other parties whose names have been provided by Landlord to Tenant from time to time, as additional insureds (in a blanket endorsement form satisfactory to Landlord in its reasonable discretion) against any and all claims for personal injury, death or property damage, such insurance to provide primary coverage without contribution from any other insurance carried

by or for the benefit of Landlord or any other party named as an additional insured; Such insurance shall include coverage for a blanket contractual liability covering the indemnification requirements of this lease and shall also include Products/Completed Operations (ii) "All Risk" Property Insurance on Tenant's property (including those improvements and betterments of Tenant that remain Tenant's property pursuant to the provisions of this lease), (with Business Interruption coverage, including Loss of Rents insurance for all rent and additional rent payable under this lease for a period of twelve (12) months including "Extra Expense") insuring Tenant's property for the full insurable value thereof or replacement cost value thereof, whichever is greater; (iii) Workers Compensation Coverage and Employers Liability Coverage as required by law; (iv) New York DBL Coverage, as required by law; (v) Business Automobile Coverage in an amount of not less than One Million ($1,000,000) Dollars combined single limit per accident for bodily injury or property damage (which policy form shall include coverage for "Any Auto" which includes autos owned, hired and non-owned); (vi) Umbrella Liability Coverage with limits of liability of not less than Five Million ($5,000,000) Dollars per occurrence and general aggregate per location; and (vii) any other insurance required by law. All deductibles shall be paid by Tenant and shall not exceed $5,000.00. None of Tenant's insurance policies may provide for a self-insured retention. Landlord may require Tenant to increase the limits of the liability coverage described in (i) above, from time to time, to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by landlords for similar space in buildings in the municipality in which the Building is located.

(b) If a steam boiler is required by Tenant, then Tenant shall reimburse Landlord for the full premium which Landlord shall pay for a policy of boiler insurance, said reimbursement to be made by Tenant as additional rent at the same time as the next monthly installment of rent shall be due from Tenant after a notice from Landlord of the amount of the premium.

(c) All insurance required to be carried by Tenant pursuant to the terms of this lease (i) shall be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in the State of New York, which shall be reasonably satisfactory to Landlord and shall be rated in Best's Insurance Guide or any successor thereto as having a Best's Rating of not less than "A" and a "Financial Size Category" of not less than "X", or if such ratings are not then in effect, the generally accepted equivalent thereof or such other financial rating as Landlord may at any time consider appropriate; and (ii) shall contain a provision that no act or omission of Tenant shall affect or limit the obligations of the insurance company to pay the amount of any loss sustained. Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor and upon failure to do so Landlord or any other additional insured party referred to

above may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event the Tenant agrees to pay the amount thereof, plus interest at the maximum rate permitted by law, to Landlord on demand and said sum shall be in each instance collectible as additional rent on the first day of the month following the date of payment by Landlord. Tenant shall cause to be included in all such insurance policies a provision to the effect that the same will be non-cancelable and that no material change in coverage shall be made thereto unless Landlord and all additional insureds referred to above shall have received at least thirty (30) days prior written notice thereof by certified mail, return receipt requested. The original insurance policies or appropriate certificates (on the form currently designated "Accord Form 27" or its equivalent) shall be deposited with Landlord on or prior to the commencement of the Term hereof. Any renewals, replacements or endorsements thereto shall also be deposited with Landlord to the end that said insurance shall be in full force and effect during the Term.

(d) Tenant shall cause each insurance policy carried by it and insuring its fixtures and contents, or the betterments and improvements made by Tenant, against loss by fire and other hazards to be written in a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by any such policy or policies. Landlord shall not be liable to the Tenant for any loss or damage caused by fire or other hazards. If Tenant cannot obtain such waiver of subrogation provision, or if same is obtainable only by the payment of an additional premium, Tenant shall notify Landlord of such fact and Landlord shall have a period of ten (10) days from the receipt of such notice to either (a) place such insurance in companies which will carry such insurance with waiver of subrogation against Landlord and which are reasonably acceptable to Tenant or (b) agree to pay such additional premium if such subrogation waiver is obtainable at an additional cost, or (c) require Tenant to name Landlord as an additional insured.

(e) Landlord will cause each insurance policy carried by Landlord and insuring the Building and Demised Premises against loss by fire and other hazards to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policy or policies. Tenant shall not be liable to Landlord for any loss or damage caused by fire or other hazard. If Landlord cannot obtain such waiver of subrogation provision or if same is obtainable only by payment of an additional premium, Landlord shall notify Tenant of such fact and Tenant shall have a period of ten (10) days from the receipt of such notice to either (a) place such insurance in companies which will carry such insurance with waiver of such subrogation against Tenant and which are reasonably acceptable to Landlord, or (b) agree to pay such additional

premium if such subrogation waiver is obtainable at additional cost, or (c) require Landlord to name Tenant as an additional insured.

(f) If Tenant shall at any time fail to maintain insurance as, and to the extent, required hereunder, Tenant hereby releases Landlord from all loss or damage which could have been covered by such insurance if Tenant had maintained such insurance, including the deductible and/or uninsured portion thereof. In no event, however, shall the foregoing clause increase the liability Landlord may otherwise have under this lease for such loss or damage.

(g) All insurance coverage shall be provided in compliance with the requirements herein and shall contain no non-standard, special, and/or unusual exclusions or restrictive endorsements without the prior written consent of Landlord.

(h) Tenant shall reimburse Landlord, as additional rent (the "Insurance Cost"), for Tenant's Proportionate Share of all premiums for insurance carried by Landlord on or with respect to the Building (including, without limitation, Landlord's All-risk property insurance upon the Building and Real Property, as well as environmental, Commercial General Liability, Umbrella/Excess Liability, Auto Liability and workman's compensation insurance). Landlord and Tenant stipulate and agree that Tenant's Proportionate Share of the Insurance Cost shall be initially $747.97 per month (the "Base Insurance Charge"). Tenant shall pay, as additional rent, the Base Insurance Charge for each calendar month during the term simultaneously with the payment of Rent with respect to the subject month. In the event that Tenant's Proportionate Share of Landlord's Cost increases over the Base Insurance Charge at any time during the term of this lease, Landlord shall have the right to bill such increase to Tenant monthly or otherwise.

(i) Throughout the term of this lease, Landlord shall maintain commercial general liability insurance coverage and property insurance coverage with respect to the Real Property and the Building, such coverages to be in a form, scope and amount that is then customarily maintained by landlords of similar office buildings on Long Island.

3.12. Damage or Destruction. Effective as of January 1, 2009, Article 13 of the Lease is hereby modified and amended by deleting the second sentence of Article 13(a) in its entirety.

3.13 Eminent Domain. Effective as of January 1, 2010, Article 16 of the Lease is hereby modified and amended as follows:

(A) Article 16(b) is hereby modified and amended by (i) deleting the words "and Tenant" after the word "Landlord" in the third line and (ii) inserting the following as new sentence at the end thereof:

> If 25% or more of the Premises is taken under the power of eminent domain or for any public or quasi-public purpose, Tenant shall have the option of cancelling an terminating this Lease by written notice served within sixty (60) days after the taking, and this Lease shall thereupon expire on the 90th day after the serving by Tenant of said notice.

(B) Article 16(c) is hereby modified and amended by deleting the word "Building" in the fourth line and inserting the word "Premises" in lieu thereof

3.14 Assignment/Subletting. Effective as of the date hereof, Article 17 of the Lease is hereby modified and amended by:

(A) inserting "and in compliance with the provisions of Article 4 hereof" a the end of Article 17(a)(i),

(B) inserting "beyond the applicable notice and cure period" after the word "default"; and

(C) (i) inserting the words "one-half of" after the words "as additional rent" in the third line thereof, and (ii) deleting the last clause of the first sentence thereof beginning immediately following the word "sublease)" in the fourteenth line thereof.

3.15 Renewal Option. Effective as of the date hereof, Article 38 of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

RENWAL OPTION

> 38. Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this lease for one period of five (5) years (the "Renewal Term") upon the following terms and conditions: (A) that at the time of the exercise of such right and at the commencement of the Renewal Term, Tenant shall not be in default (beyond applicable notice and cure periods provided in this lease for the

cure thereof) under this lease; (B) that Tenant shall notify Landlord in writing that Tenant intends to exercise this option no earlier than the date that is twelve (12) months prior to the Expiration Date and no later than the date that is nine (9) months prior to the Expiration Date; (C) that at the time of the exercise of such right and at the commencement of the Renewal Term, Tenant shall not have assigned this lease or sublet any portion of the Demised Premises, except to an entity taking pursuant to Article 17(c) hereof.; (D) that the Renewal Term shall be upon the same terms, covenants and conditions as in this lease provided, except that (i) there shall be no further option to extend this lease beyond the one (1) Renewal Term referred to above; (ii) the Demised Premises shall be delivered in its then "as is" condition; and (c) the Rent to be paid by Tenant during the Renewal Term shall be as follows:

During the first year of the Renewal Term, the Rent shall equal the Fair Market Annual Minimum Rent (as hereinafter defined), but in no event less than $1,145,517.60. Said sum shall be payable in equal monthly installments.

During each of the second through fifth years of the Renewal Term, the Rent shall be increased by 3.5% per annum over the Rent payable for the prior year. Said sums shall be payable in equal monthly installments.

"Fair Market Annual Minimum Rent" shall mean the rate Landlord generally receives for new leases for comparable space in the Building or other buildings owned by Landlord in the vicinity as of the date which is six (6) months prior the Expiration Date. Fair Market Annual Minimum Rent shall not mean "net effective rent to Landlord". In determining fair market annual minimum rent, consideration shall be made to Tenant improvements, brokerage commissions, rent concessions and other concessions which Landlord may typically offer to other tenants. In the event Tenant disputes Landlord's determination of Fair Market Annual Minimum Rent, Tenant, by written demand served upon Landlord within thirty (30) days after Landlord notifies Tenant of Landlord's determination of Fair Market Annual Minimum Rent, may commence arbitration strictly in accordance with the terms and conditions of this Subparagraph. If Tenant shall fail to demand arbitration as set forth above within said thirty (30) day period, Tenant shall be deemed to have accepted Landlord's determination of Fair Market Annual Minimum Rent. The sole issue to be determined by such arbitration shall be the Fair Market Annual Minimum Rent in accordance with this Subparagraph. Within thirty (30) days after such written demand, each party will obtain and deliver to the other, an appraisal (each, an "Appraisal") a licensed appraiser or real estate broker (each an "Appraiser") with at least ten (10) years experience in the Nassau/Suffolk real estate market. If the parties cannot agree upon the Fair Market Annual Minimum Rent within thirty (30) days of the delivery of the Appraisals, the two (2) Appraisers will select a third licensed appraiser or broker meeting the same qualifications and the third appraiser shall select the

determination contained in one of the two Appraisals. The Appraisers will not have the power to add to, modify, detract from or alter in any way the provisions of this lease or any amendments or supplements to this lease. No Appraiser is authorized to make an award for damages of any kind including, without limitation, an award for punitive, exemplary, consequential or incidental damages. Landlord and Tenant will pay for the services of its own Appraiser and shall share the cost of the third Appraiser, if applicable. The decision of the third Appraiser will be final and non-appealable and may be enforced according to the laws of the State of New York. Notwithstanding anything to the contrary contained herein, in the event Tenant disputes Landlord's determination of the Fair Market Annual Minimum Rent, Tenant shall nevertheless continue to pay rent at the minimum rent set forth above. In the event the rent as determined hereunder is at variance with the rent being paid by Tenant, Tenant shall either pay the difference in a lump sum or receive a credit as the case may be.

Time shall be of the essence with respect to all of Tenant's obligations under this Article 38. This Renewal Option is personal to Nu Horizons Electronics Corp. and is non-transferable by operation of law or otherwise, except to an entity taking pursuant to Article 17(c) hereof..

ARTICLE IV
Broker

4.1 Landlord and Tenant each represents to the other that this Agreement was brought about by C.B. Richard Ellis ("Broker"), as broker and that all negotiations with respect to this Agreement were conducted exclusively between Landlord and Tenant and Broker. Landlord and Tenant agree that if any claim is made for commissions by any other broker through or on account of any acts of a party, such party will hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including such other party's reasonable attorney's fees. Landlord shall pay the Broker a commission in connection with this lease, subject and pursuant to the terms of a separate agreement between Landlord and Broker. In the event Tenant elects to use any broker (the "New Broker") other than or together with the Broker in connection with any extension of the Term of this lease (whether by way of a renewal option or a separate extension agreement), Tenant shall be responsible for (and indemnify Landlord against) the entire amount, if any, by which the commission claimed by the New Broker exceeds the amount of the commission that would have been payable by Landlord to the Broker on account of the subject transaction had such New Broker not been engaged by Tenant. Notwithstanding the foregoing, Landlord agrees that if any claim is made for commissions by Harlowe Realty, Landlord will hold Tenant free and harmless from any and all liabilities and expenses in connection therewith, including such Tenant's reasonable attorney's fees. The parties hereby acknowledge and agree that nothing in this Section 4.1 shall be deemed to be an acknowledgement that Harlowe Realty is entitled to a commission with respect to this Agreement.

ARTICLE V
Ratification

5.1 Tenant represents and warrants that the Lease is presently in full force and effect, that no event of default has occurred on the part of Landlord, and that Tenant has no defense or right of offset in connection with Landlord's performance under the Lease to this date.

5.2 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Lease, and the provisions of this Agreement, the provisions of this Agreement shall control.

5.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

IN WITNESS WHEREOF, the parties have executed this First Amendment of Lease as of the day and year first above written.

RECHLER EQUITY B-1, LLC
By: REP B LLC, its managing member
By: REP MB I LLC, its managing member
By: Rechler Equity I, LLC, its managing member
By: Rechler Equity MMI, LLC, its managing member
By: Rechler Equity LLC, its managing member

By: ______________________
Name:
Title:

NU HORIZONS ELECTRONICS CORP.

By: ______________________ 6/30/2008
Name: Stephen A. Muscmacher
Title: SVP Global Operations